Exhibit 4.2

AMENDMENT NO. 1 TO AMENDED AND RESTATED SHAREHOLDER RIGHTS AGREEMENT

This Amendment No. 1 to Amended and Restated Shareholder Rights Agreement, which is effective on April 20, 2009 (the “Amendment”), is between Immucor, Inc., a Georgia corporation (the “Company”), and Computershare Trust Company, N.A., (the “Rights Agent”).

RECITALS:

WHEREAS, the Board of Directors of the Company previously adopted a Shareholder Rights Agreement, effective and dated as of April 16, 1999, between the Company and the Rights Agent (as successor Rights Agent for Equiserve Trust Company, N.A.), and

WHEREAS, the Board of Directors of the Company adopted an Amended and Restated Shareholder Rights Agreement, effective and dated as of November 20, 2001 (the “Current Agreement”), between the Company and the Rights Agent (as successor Rights Agent for Equiserve Trust Company, N.A.), and

WHEREAS, on April 20, 1999, the Board of Directors of the Company declared a dividend distribution of one right (“Right”) on each of the Company’s outstanding Common Stock, with $0.10 per share par value (the “Common Stock”), to holders of record of the Common Stock at the close of business on April 20, 1999, as well as to each Common Stock issued after April 20, 1999, and

WHEREAS, the Rights and the Current Agreement are set to expire at the close of business on April 20, 2009, and

WHEREAS, Section 27 of the Current Agreement provides that the Company may supplement or amend any provision of the Current Agreement, and

WHEREAS, the Board of Directors of the Company has determined to amend the Current Agreement as follows, effective prior to the expiration of the Current Agreement,

NOW THEREFORE, for valuable consideration, the sufficiency of which is acknowledged by the parties hereto, the following has been agreed:

1. Term.

(a) The term of the Current Agreement is extended until the close of business on April 20, 2012.

(b) The reference to “April 20, 2009” appearing in the Form of Rights Certificate, which is attached as Exhibit A to the Current Agreement, is hereby amended to be a reference to “April 20, 2012,” and any certificate previously issued with a reference to April 20, 2009 shall be deemed to refer to April 20, 2012, notwithstanding the reference to such earlier date.

(c) “Final Expiration Date” shall mean the Close of Business on April 20, 2012.

2. Beneficial Ownership. The phrase “Beneficial Owner of 15% or more” appearing in Section 1(a), Section 3(a) and Section 11(a)(ii)(B) of the Current Agreement is hereby replaced therein with the phrase “Beneficial Owner of 20% or more.”

3. Certain Definitions. Section 1 of the Current Agreement is hereby amended to add the following language at the end thereof:

“(pp) “Closing Price”, with respect to any security, shall mean the last sale price, regular way, on a specific Trading Day or, in case no such sale takes place on such Trading Day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange or, if such security is not then listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not then listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by The Nasdaq Stock Market, Inc. automated quotations system or such other system then in use, or, if on any such Trading Day such security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such security selected by the Board of the Company. If such security is not publicly held or so listed or traded, Closing Price shall mean the fair value per unit of such security as determined in good faith by the Board of the Company, whose determination shall be described and the Closing Price set forth in a statement filed with the Rights Agent.

(qq) “Definitive Acquisition Agreement” shall mean any agreement entered into by the Company that is conditioned on the approval by the holders of not less than a majority of the outstanding shares of Common Stock at a special meeting called for such purpose with respect to (i) a merger, consolidation, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) the acquisition in any manner, directly or indirectly, of more than 50% of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) of the Company.

(rr) “Exemption Date” shall have the meaning set forth in Section 23(d).

(ss) “Outside Meeting Date” shall have the meaning set forth in Section 23(d).

(tt) “Qualifying Offer” shall mean an offer determined by a majority of independent directors of the Company to have, to the extent required for the type of offer specified, each of the following characteristics:

(i) a fully financed all-cash tender offer or an exchange offer, offering shares of common stock of the offeror, or a combination thereof, in each such case for any and all of the outstanding shares of Common Stock with the same per share consideration offered to all Common Stock in the offer, provided that such per share consideration: (A) is greater than the highest Closing Price for the Common Stock during the 365 calendar day period immediately preceding the date on which the offer is commenced within the meaning of Rule 14d-2(a) under the Exchange Act, and (B) represents a reasonable premium above the average of the Closing Prices for the five trading days immediately preceding the date on which the offer is commenced within the meaning of Rule 14d-2(a) under the Exchange Act;

(ii) an offer that has commenced within the meaning of Rule 14d-2(a) under the Exchange Act and is made by an offeror (including Affiliates and/or Associates of such offeror) that Beneficially Owns no more than 5% of the outstanding Common Stock as of the date of such commencement;

(iii) if the offer includes shares of common stock of the offeror, an offer pursuant to which the offeror shall permit representatives of the Company, including, without limitation, a nationally recognized investment banking firm retained by the Board, legal counsel and an accounting firm designated by the Company to have access to such offeror’s books, records, management, accountants and other appropriate outside advisers for the purposes of permitting such representatives to conduct a due diligence review of the offeror in order to allow the Board to evaluate the offer and make an informed recommendation to the stockholders;

(iv) an offer that is subject only to the minimum tender condition described below in item (vii) of this definition and other customary terms and conditions, which conditions shall not include any financing, funding or similar conditions or any requirements with respect to the offeror or its agents being permitted any due diligence with respect to the books, records, management, accountants or any other outside advisers of the Company;

(v) an offer pursuant to which the Company and its stockholders have received an irrevocable written commitment of the offeror that the offer will remain open for not less than 120 Business Days and, if a Special Meeting Demand is duly delivered to the Board in accordance with Section 23(d), for at least 10 Business Days after the date of the Special Meeting or, if no Special Meeting is held within the Special Meeting Period (as defined in Section 23(d)), for at least 10 Business Days following the last day of such Special Meeting Period (the “Qualifying Offer Period”);

(vi) an offer pursuant to which the Company has received an irrevocable written commitment by the offeror that, in addition to the minimum time periods specified in item (v) of this definition, the offer, if it is otherwise to expire prior thereto, will be extended for at least 15 Business Days after (A) any increase in the price offered, or (B) any bona fide alternative offer is commenced by another Person within the meaning of Rule 14d-2(a) of the Exchange Act; provided, however, that such offer need not remain open, as a result of clauses (v) and (vi) of this definition, beyond (A) the time which any other offer satisfying the criteria for a Qualifying Offer is then required to be kept open under such clauses (v) and (vi), or (B) the expiration date, as such date may be extended by public announcement (with prompt written notice to the Rights Agent) in compliance with Rule 14e-1 of the Exchange Act, of any other tender offer for the Common Stock with respect to which the Board has agreed to redeem the Rights immediately prior to acceptance for payment of Common Stock thereunder (unless such other offer is terminated prior to its expiration without any Common Stock having been purchased thereunder) or (C) one Business Day after the stockholder vote with respect to approval of any Definitive Acquisition Agreement has been officially determined and certified by the inspectors of elections;

(vii) an offer that is conditioned on a minimum of at least a majority of the outstanding shares of the Common Stock being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable;

(viii) an offer pursuant to which the Company and its stockholders have received an irrevocable written commitment by the offeror to consummate as promptly as practicable upon successful completion of the offer a second step transaction whereby all shares of the Common Stock not tendered into the offer will be acquired at the same consideration per share actually paid pursuant to the offer, subject to stockholders’ statutory appraisal rights, if any;

(ix) an offer pursuant to which the Company and its stockholders have received an irrevocable written commitment of the offeror that no amendments will be made to the offer to reduce the offer consideration, or otherwise change the terms of the offer in a way that is materially adverse to a tendering stockholder (other than extensions of the offer consistent with the terms thereof);

(x) an offer (other than an offer consisting solely of cash consideration) pursuant to which the Company has received the written representation and certification of the offeror and, in their individual capacities, the written representations and certifications of the offeror’s Chief Executive Officer and Chief Financial Officer, that (A) all facts about the offeror that would be material to making an investor’s decision to accept the offer have been fully and accurately disclosed as of the date of the commencement of the offer within the meaning of Rule 14d-2(a) of the Exchange Act, (B) all such new facts will be fully and accurately disclosed on a prompt basis during the entire period during which the offer remains open, and (C) all required Exchange Act reports will be filed by the offeror in a timely manner during such period; and

(xi) if the offer includes shares of stock of the offeror, (A) the stock portion of the consideration must consist solely of common stock of an offeror that is a publicly owned United States corporation, and whose common stock is freely tradable and is listed on either the New

York Stock Exchange or the NASDAQ National Market System, (B) no stockholder approval of the offeror is required to issue such common stock, or, if required, has already been obtained, (C) no Person (including such Person’s Affiliates and Associates) beneficially owns more than 20% of the voting stock of the offeror at the time of commencement of the offer or at any time during the term of the offer, and (D) no other class of voting stock of the offeror is outstanding, and the offeror meets the registrant eligibility requirements for use of Form S-3 for registering securities under the Securities Act of 1933; including, without limitation, the filing of all required Exchange Act reports in a timely manner during the 12 calendar months prior to the date of commencement of the offer.

For the purposes of the definition of Qualifying Offer, “fully financed” shall mean that the offeror has sufficient funds for the offer and related expenses which shall be evidenced by (A) firm, unqualified, written commitments from responsible financial institutions having the necessary financial capacity, accepted by the offeror, to provide funds for such offer subject only to customary terms and conditions, (B) cash or cash equivalents then available to the offeror, set apart and maintained solely for the purpose of funding the offer with an irrevocable written commitment being provided by the offeror to the Board to maintain such availability until the offer is consummated or withdrawn, or (C) a combination of the foregoing; which evidence has been provided to the Company prior to, or upon, commencement of the offer. If an offer becomes a Qualifying Offer in accordance with this definition but subsequently ceases to be a Qualifying Offer as a result of the failure at a later date to continue to satisfy any of the requirements of this definition, such offer shall cease to be a Qualifying Offer and the provisions of Section 23(d) shall no longer be applicable to such offer.

(uu) “Qualifying Offer Period” shall have the meaning set forth in the definition of Qualifying Offer.

(vv) “Qualifying Offer Resolution” shall have the meaning set forth in Section 23(d).

(ww) “Special Meeting” shall have the meaning set forth in Section 23(d).

(xx) “Special Meeting Demand” shall have the meaning set forth in Section 23(d).

(yy) “Special Meeting Period” shall have the meaning set forth in Section 23(d).

(zz) “Trading Day” shall mean a day on which the Nasdaq Stock Market or the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if none of the Common Stock is listed or admitted to trading on the Nasdaq Stock Market or any national stock exchange, a Business Day.”

4. Change of Rights Agent. Section 21 of the Current Agreement is hereby amended by adding the following sentence as a new third sentence thereof:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice to the holders of the Rights Certificates.”

5. Qualifying Offer. Section 23 of the Current Agreement is hereby amended to insert a new Section 23(d), as follows:

“(d) In the event the Company receives a Qualifying Offer and the Board has not redeemed the outstanding Rights or exempted such offer from the terms of the Agreement or called a special meeting of stockholders by the end of the 90 Business Days following the commencement (or, if later, the first existence) of a Qualifying Offer, for the purpose of voting on whether or not to exempt such Qualifying Offer from the terms of this Agreement, holders of record (or their duly authorized proxy) of at least 10% of the shares of Common Stock then outstanding may submit to the Board, not earlier than 90 Business

Days nor later than 120 Business Days following the commencement (or, if later, the first existence) of such Qualifying Offer, a written demand complying with the terms of this Section 23(d) (the “Special Meeting Demand”) directing the Board to submit to a vote of stockholders at a special meeting of the stockholders of the Company (a “Special Meeting”) a resolution exempting such Qualifying Offer from the provisions of this Agreement (the “Qualifying Offer Resolution”). For purposes of a Special Meeting Demand, the record date for determining holders of record eligible to make a Special Meeting Demand shall be the 90th Business Day following commencement (or, if later, the first existence) of a Qualifying Offer. The Board shall take such actions as are necessary or desirable to cause the Qualifying Offer Resolution to be so submitted to a vote of stockholders at a Special Meeting to be convened within 90 Business Days following the Special Meeting Demand; provided, however, that if the Company at any time during the Special Meeting Period and prior to a vote on the Qualifying Offer Resolution enters into a Definitive Acquisition Agreement, the Special Meeting Period may be extended (and any special meeting called in connection therewith may be cancelled) if the Qualifying Offer Resolution will be separately submitted to a vote at the same meeting as the Definitive Acquisition Agreement (the “Special Meeting Period”). A Special Meeting Demand must be delivered to the Secretary of the Company at the principal executive offices of the Company and must set forth as to the stockholders of record making the request (i) the names and addresses of such stockholders, as they appear on the Company’s books and records, (ii) the class and number of shares of Common Stock which are owned of record by each of such stockholders, and (iii) in the case of Common Stock that is owned beneficially by another Person, an executed certification by the holder of record that such holder has executed such Special Meeting Demand only after obtaining instructions to do so from such beneficial owner and attaching evidence thereof. Subject to the requirements of applicable law, the Board may take a position in favor of or opposed to the adoption of the Qualifying Offer Resolution, or no position with respect to the Qualifying Offer Resolution, as it determines to be appropriate in the exercise of its duties. In the event that no Person has become an Acquiring Person prior to the redemption date referred to in this Section 23(d), and the Qualifying Offer continues to be a Qualifying Offer and either (i) the Special Meeting is not convened on or prior to the last day of the Special Meeting Period (the “Outside Meeting Date”), or (ii) if, at the Special Meeting at which a quorum is present, a majority of the shares of Common Stock present or represented by proxy at the Special Meeting and entitled to vote thereon as of the record date for the Special Meeting selected by the Board shall vote in favor of the Qualifying Offer Resolution, then the Qualifying Offer shall be deemed exempt from the application of this Agreement to such Qualifying Offer so long as it remains a Qualifying Offer, such exemption to be effective on the Close of Business on the tenth Business Day after (i) the Outside Meeting Date or (ii) the date on which the results of the vote on the Qualifying Offer Resolution at the Special Meeting are certified as official by the appointed inspectors of election for the Special Meeting, as the case may be (the “Exemption Date”). Immediately upon the Close of Business on the Exemption Date, without any further action and without any notice, the right to exercise the Rights with respect to the Qualifying Offer will terminate. Notwithstanding anything herein to the contrary, no action or vote, including action by written consent, by stockholders not in compliance with the provisions of this Section 23(d) shall serve to exempt any offer from the terms of this Amended and Restated Shareholder Rights Agreement.”

6. Purchase Price. The reference to “$45” appearing in Section 7(b) of the Current Agreement and in the Form of Rights Certificate, which is attached as Exhibit A to the Current Agreement, is hereby replaced with the reference to “$200,” and any certificate previously issued with a reference to $45 shall be deemed to refer to $200, notwithstanding the previous reference to $45.

7. Appointment of Rights Agent. Section 2 of the Current Agreement is hereby amended to read as follows to indicate that the Rights Agent acts as an agent for the Company only, and not for the holders of the Common Stock, and to correct a typographical error in the last sentence:

“2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Rights Agents as it may deem necessary or desirable, upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent.”

8. Countersignature. Section 5(a) of the Current Agreement is hereby amended to delete the second sentence thereof in its entirety and replace it with the following:

“The Rights Certificates shall be countersigned by the Rights Agent, either manually or by facsimile signature, and shall not be valid for any purpose unless so countersigned.”

9. Notice. Section 26 of the Current Agreement is hereby amended to delete the Rights Agent address information in its entirety and replace it with the following:

Computershare Trust Company, N.A.

250 Royall Street

Canton, MA 02021

Attention: Client Services

10. Governing Law. Section 32 of the Current Agreement is hereby amended to read as follows:

“32. Governing Law. This Agreement, each Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Georgia and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.”

11. Force Majeure. The Current Agreement is hereby amended to insert a new Section 35, as follows:

“35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

12. Defined Terms. The terms as defined in the Current Agreement, other than as modified by this Amendment, shall continue to have the meanings ascribed to them in the Current Agreement. Any defined terms used herein, unless expressly stated otherwise in this Amendment, shall have the meaning ascribed to them in the Current Agreement.

13. Controlling Agreement. In the event of any conflict between the terms of this Amendment and the Current Agreement, this Amendment shall control.

14. Benefit of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock).

15. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

16. Shareholder Vote. The Board of Directors of the Company shall submit the Current Agreement, as amended by this Amendment, for shareholder approval at an annual meeting of shareholders of the Company, or at a special meeting of shareholders of the Company called for such purpose, on or before the first anniversary of the date of this Amendment. Notwithstanding any other provisions of this Amendment or the Current Agreement, the Current Agreement as amended by this Amendment shall terminate upon the earlier of: (a) the close of business on April 20, 2012; (b) the close of business the date of the annual or special meeting of shareholders of the Company at which the Current Agreement as amended by this Amendment was first submitted for shareholder approval and was not approved by the holders of a majority of the shares of Common Stock represented at such meeting; or (c) the close of business on the first anniversary of the date of this Amendment if the Current Agreement, as amended by this Amendment, was not submitted for shareholder approval at an annual or special meeting of shareholders of the Company prior thereto.

IN WITNESS HEREOF, the parties hereto have executed this Amendment No. 1 to the Amended and Restated Shareholder Rights Agreement.

IMMUCOR, INC.

By:	/s/ Gioacchino De Chirico
Gioacchino De Chirico
President and Chief Executive Officer

Date:	January 27, 2009

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Managing Director

Date:	January 27, 2009